Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our reports dated December 14, 2012 for the William Blair Commodity Strategy Long/Short Fund (consolidated) and the William Blair Macro Allocation Fund in the Registration Statement (Form N-1A) of William Blair Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 102 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-17463).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

February 27, 2013